Exhibit 3.1

ARTICLES OF INCORPORATION

QUALSTAR CORPORATION

A Nevada corporation

ARTICLE I

NAME

The name of the corporation is Qualstar Corporation (the “Corporation”).

ARTICLE II

REGISTERED AGENT

The name and address of the Corporation’s registered agent is:

Telos Legal Corp.
318 N Carson St Ste 208
Carson City, NV 89701

Commercial Agent

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Nevada Revised Statutes, as the same may be amended and supplemented from time to time (the “NRS”).

ARTICLE IV

POWERS

The Corporation shall have all powers now or hereafter conferred by the NRS.

ARTICLE V

CAPITAL STOCK

Section 5.1 Authorized Shares. The aggregate number of shares of all classes of capital stock that the Corporation is authorized to issue is fifty-five million (55,000,000) shares, consisting of (a) fifty million (50,000,000) shares of Common Stock, par value $0.001 per share (the “Common Stock”); and (b) five million (5,000,000) shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”).

Section 5.2 Common Stock.

a.Voting Rights. Each share of Common Stock shall entitle the holder thereof to one (1) vote on each matter properly submitted to the stockholders of the Corporation for their vote, consent, or approval. Except as otherwise required by law or by these Articles of Incorporation (these “Articles”), the holders of Common Stock shall vote together as a single class on all matters submitted to a vote of stockholders.

b.Election of Directors. Except as otherwise provided by law or by any resolution or resolutions adopted by the Board of Directors (the “Board”) establishing any series of Preferred Stock, the holders of Common Stock shall have the exclusive right to vote for the election of directors and for all other matters submitted to a vote of stockholders.

Exhibit 3.1

c.Dividends. Subject to the rights, if any, of the holders of any series of Preferred Stock, dividends may be declared and paid on the Common Stock at such times and in such amounts as the Board shall determine out of funds legally available therefor.

d.Liquidation, Dissolution, or Winding Up. In the event of any liquidation, dissolution, or winding-up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and any preferential amounts to which the holders of any series of Preferred Stock are entitled, the holders of shares of Common Stock shall be entitled to share ratably in the remaining assets of the Corporation.

e.No Preemptive Rights. Except as otherwise required by law or provided in these Articles, no holder of Common Stock shall have any preemptive, subscription, or similar right to purchase or subscribe for any securities of the Corporation.

f.No Cumulative Voting. Except as otherwise required by law or provided in these Articles, the holders of Common Stock shall not have cumulative voting rights in the election of directors.

Section 5.3 Preferred Stock. The Board is expressly authorized, subject to the limitations prescribed by law and the provisions of these Articles, to provide for the issuance of shares of Preferred Stock in one or more series and, with respect to each such series, to fix by resolution or resolutions adopted prior to issuance the number of shares constituting such series and the designation, powers, preferences, and rights (and the qualifications, limitations, and restrictions thereof) of the shares of such series. Without limiting the generality of the foregoing, the Board is expressly authorized to determine, in whole or in part, the following with respect to any such series of Preferred Stock, which may vary between series and need not be uniform:

a.the voting powers, if any, of the shares of such series, which may be full, limited, multiple, fractional, or none;

b.the rate or rates of dividends, if any, and whether dividends shall be cumulative or non-cumulative, and the times, conditions, and preferences for payment thereof;

c.the conversion, exchange, or redemption rights, if any, and the terms and conditions thereof;

d.the rights and preferences upon liquidation, dissolution, or winding-up of the Corporation; and

e.any other designations, powers, preferences, and relative, participating, optional, or other special rights, and the qualifications, limitations, or restrictions thereof, including, without limitation, voting rights, dividend rights, conversion rights, redemption provisions, and liquidation preferences, as shall be stated and expressed in the resolution or resolutions of the Board providing for the issuance of such series of Preferred Stock.

Exhibit 3.1

ARTICLE VI

BOARD OF DIRECTORS

Section 6.1 Number of Directors. The number of directors shall be fixed from time to time by resolution of the Board and shall not be fewer than one (1).

Section 6.2 Election and Term. Each director shall be elected annually at each annual meeting of stockholders and shall hold office until their successor is duly elected and qualified, subject to their earlier resignation, removal, or death.

Section 6.3 Removal. Any or all of the directors may be removed from office, with or without cause, by the affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares entitled to vote in the election of directors, voting together as a single class. Notwithstanding the foregoing, if the holders of any class or series of Preferred Stock are entitled, separately as a class or series, to elect one or more directors, only the holders of that class or series may remove any such director or directors so elected, with or without cause, and by the affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares of such class or series entitled to vote thereon.

ARTICLE VII

LIMITATION OF LIABILITY

To the fullest extent permitted by the NRS, the personal liability of the directors and officers of the Corporation is eliminated, and no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, except for acts or omissions that involve intentional misconduct, fraud, or a knowing violation of law. Any repeal or modification of this Article VII shall be prospective only and shall not adversely affect any limitation on or elimination of liability existing at the time of such repeal or modification.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Indemnification of Directors and Officers. To the fullest extent permitted by the NRS, the Corporation shall indemnify and hold harmless any person who was or is made, or is threatened to be made, a party to, or is otherwise involved in, any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (each, a “Proceeding”), by reason of the fact that such person is or was a director or officer of the Corporation, or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against all liabilities and expenses (including attorneys’ fees, judgments, fines, and amounts paid in settlement) actually and reasonably incurred by such person in connection with such Proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal Proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

Section 8.2 Advancement of Expenses. The Corporation shall, to the fullest extent permitted by the NRS, advance expenses (including attorneys’ fees) incurred by any director or officer in defending any Proceeding in advance of its final disposition, upon receipt of an

Exhibit 3.1

undertaking by or on behalf of such person to repay such amounts if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation.

Section 8.3 Contract Rights; Non-Exclusivity. The right to indemnification and advancement of expenses conferred by this Article VIII shall be a contract right upon which each director and officer shall be presumed to have relied in serving or continuing to serve the Corporation, and shall not be exclusive of any other right to which any person may be entitled under any statute, the Articles, the Bylaws, agreement, vote of stockholders or disinterested directors, or otherwise.

Section 8.4 Indemnification of Employees and Agents. The Corporation may, to the fullest extent permitted by the NRS, indemnify and advance expenses to any person who is or was an employee or agent of the Corporation (other than a director or officer) on such terms and to such extent as the Board may determine in its sole discretion.

Section 8.5 Continuation of Rights. The rights to indemnification and advancement of expenses provided by this Article VIII shall continue as to any person who has ceased to be a director, officer, employee, or agent of the Corporation and shall inure to the benefit of the heirs, executors, and administrators of such person.

Section 8.6 Insurance. Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Corporation, or who is or was serving at the request of the Corporation in any such capacity for another enterprise, against any liability asserted against and incurred by such person in any such capacity, whether or not the Corporation would have the power to indemnify such person under this Article VIII.

Section 8.7 Effect of Amendment. Any repeal or modification of this Article VIII shall be prospective only and shall not adversely affect any right or protection existing at the time of such repeal or modification.

ARTICLE X

BYLAWS

The Board shall have the power to adopt, amend, or repeal the Bylaws, and the stockholders may also adopt, amend, or repeal the Bylaws by the affirmative vote of the holders of a majority of the voting power of the outstanding shares entitled to vote thereon, unless a greater vote is required by law.

ARTICLE XI

RESERVATION OF RIGHTS

Subject to the NRS, the Corporation reserves the right to amend, alter, change, or repeal any provision of these Articles in the manner prescribed by law. All rights and powers conferred upon stockholders, directors, and officers by these Articles are granted subject to this reservation. Unless a greater vote is required by applicable law or by these Articles, any such amendment, alteration, change, or repeal shall require the affirmative vote of the holders of a majority of the voting power of the shares of the Corporation entitled to vote thereon, voting together as a single class.

Exhibit 3.1

ARTICLE XII

NEVADA ANTI-TAKEOVER STATUTES AND

CHANGE-OF-CONTROL PROTECTIONS

Section 12.1 Opt-Out of Certain Nevada Statutes. Pursuant to NRS 78.434 and NRS 78.378(3), the Corporation expressly elects not to be governed by the provisions of NRS 78.411–78.444 relating to combinations with interested stockholders, or the provisions of NRS 78.378–78.3793, inclusive, relating to control share acquisitions, as each may be amended from time to time.

Section 12.2 Approval of Certain Business Combinations. In addition to any other vote required by law or by these Articles, and unless approved by a majority of the entire Board, the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all outstanding shares entitled to vote thereon, voting together as a single class, shall be required to approve any merger, consolidation, share exchange, sale, or other disposition of substantially all of the Corporation’s assets, or the dissolution of the Corporation, unless such transaction has been approved by a majority of the Board.

Section 12.3 Amendment or Repeal. No amendment, alteration, or repeal of this Article XII, nor the adoption of any provision inconsistent herewith, shall be effective without the approval of a majority of the entire Board, unless such amendment, alteration, or repeal is approved by the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all outstanding shares entitled to vote thereon.

Section 12.4 Purpose. The purpose of this Article XII is to preserve and protect the continuity of control and management of the Corporation and to promote stability and predictability in its corporate governance. This Article XII shall be construed broadly to effectuate such purpose.

IN WITNESS WHEREOF, the incorporator of the Corporation hereto has caused these Articles of Incorporation to be duly executed as of this 30th day of January, 2026.

/s/ Steven N. Bronson
Steven N. Bronson, Chief Executive Officer